Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-47815

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 6, 1998)


                                2,869,052 Shares
                              HRPT Properties Trust
                      Common Shares of Beneficial Interest

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         Our common shares are traded on the New York Stock  Exchange  under the symbol "HRP". The last reported sale price of our common shares on that exchange on May 19, 1999 was $15.125 per share.

         Selling shareholders identified in this prospectus are offering all of the shares to be sold in the offering. We will not receive any of the proceeds from the offering.

         This supplement reflects a change in the number of common shares which the selling shareholders beneficially own and are offering. Government Property Investors, Inc., one of the selling shareholders named in the prospectus, has advised us that it has distributed all of the common shares it owned to its direct and indirect stockholders, effective as of May 18, 1999. As a result of that distribution:

         o the number of common shares beneficially owned prior to this offering by The 1818 Fund II, L.P., one of the selling shareholders named in the prospectus, increased by 207,885 shares to 2,142,808 shares, and

         o the number of common shares beneficially owned prior to this offering by the other selling shareholders described in the prospectus, excluding Government Property Investors, Inc., increased by 342,950 shares to an aggregate of 978,243 shares.

The 1818 Fund II, L.P. is not offering any of its additional 207,885 shares for resale pursuant to this prospectus. The other selling shareholders are offering a maximum of 298,836 of their additional 342,950 shares for resale pursuant to this prospectus for a total of 934,129 shares being offered by such other selling shareholders pursuant to this prospectus.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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             The date of this prospectus supplement is May 20, 1999.